Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

General Parts International, Inc.:

We have audited the accompanying consolidated balance sheets of General Parts International, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Parts International, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Raleigh, North Carolina
March 15, 2013, except for note 15, as to which the date is November 25, 2013

GENERAL PARTS INTERNATIONAL, INC.

Consolidated Balance Sheets

December 31, 2012 and 2011

(Dollars in thousands)

	2012	2011
Assets
Current assets:
Cash	$16,775	14,348
Receivables, less allowance for doubtful accounts ($5,246 in 2012 and $4,918 in 2011)	235,303	240,992
Merchandise inventories, less LIFO reserves of ($22,201 in 2012 and $21,359 in 2011)	1,266,235	1,308,596
Prepaid expenses and other current assets	20,515	17,378
Income taxes receivable	—	7,571
Deferred income taxes	3,840	10,012

Total current assets	1,542,668	1,598,897
Property, plant and equipment, less accumulated depreciation	230,543	432,853
Goodwill	149,308	148,119
Intangible assets, net	73,519	74,062
Other assets, net	13,835	19,285

Total assets	$2,009,873	2,273,216

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$90,181	74,222
Current maturities of financing and capital leases	—	3,856
Trade accounts payable	546,534	534,863
Accrued expenses and payables	112,094	109,108
Income taxes payable	11,277	—
Accrued self-insurance liabilities	17,447	18,482
Deferred gain on sale of assets	6,353	—

Total current liabilities	783,886	740,531
Long-term debt, less current maturities	690,232	820,434
Financing and capital leases, less current maturities	—	277,924
Accrued self-insurance liabilities	18,793	17,616
Other long-term liabilities	15,911	18,314
Deferred income taxes	58,049	65,370
Deferred gain on sale of assets	104,293	—

Total liabilities	1,671,164	1,940,189

Preferred stock	15,589	27,479
Stockholders’ equity:
Common stock	43,944	46,523
Additional paid-in capital	213,162	227,488
Noncontrolling interest	50	134
Accumulated other comprehensive loss	(10,972)	(10,398)
Retained earnings	76,936	41,801

Total stockholders’ equity	323,120	305,548

Total liabilities and stockholders’ equity	$2,009,873	2,273,216

See accompanying notes to consolidated financial statements.

GENERAL PARTS INTERNATIONAL, INC.

Consolidated Statements of Comprehensive Income

Years ended December 31, 2012 and 2011

(Dollars in thousands)

	2012	2011
Net sales	$2,891,867	2,982,666
Cost of goods sold (excluding Depreciation and amortization)	1,815,550	1,884,976

Gross profit	1,076,317	1,097,690

Operating expenses:
Selling and administrative	831,911	869,917
Depreciation and amortization	59,517	60,157
Termination and impairment expense	20,610	11,466
Retirement plan contribution	2,865	2,998

Total operating expenses	914,903	944,538

Income from operations	161,414	153,152
Interest expense	95,983	75,909

Income before income taxes	65,431	77,243
Provision for income taxes	25,793	30,026

Net income	39,638	47,217
Foreign currency translation	(44)	(1,388)
Derivative fair value adjustment	(383)	(9,015)

Comprehensive income	$39,211	36,814

See accompanying notes to consolidated financial statements.

GENERAL PARTS INTERNATIONAL, INC.

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2012 and 2011

(Dollars in thousands)

	Common stock	Additional paid-in capital	Noncontrolling interest	Accumulated other comprehensive loss	Retained earnings	Total equity
Balance-December 31, 2010	$40,877	231,754	2,217	(103)	4,631	279,376
Reclassification of Class W	9,200	15,263	—	—	—	24,463
Sale of common stock	474	4,128	—	—	—	4,602
Restricted common stock	25	(3,780)	—	—	—	(3,755)
Stock issued in reorganizations	(281)	281	—	—	—	—
Shareholders notes receivable, net	—	9,130	—	—	—	9,130
Redemption of common stock	(3,724)	(37,873)	—	—	—	(41,597)
Change in noncontrolling interest	—	—	(2,083)	—	438	(1,645)
Dividends paid	—	—	—	—	(1,840)	(1,840)
Comprehensive income	(48)	8,585	—	(10,295)	38,572	36,814

Balance-December 31, 2011	46,523	227,488	134	(10,398)	41,801	305,548
Sale of common stock	560	8,501	—	—	—	9,061
Restricted common stock	(92)	(2,320)	—	—	—	(2,412)
Stock issued in reorganizations	(215)	215	—	—	—	—
Shareholder notes receivable, net	—	15,675	—	—	—	15,675
Redemption of common stock	(2,884)	(34,023)	—	—	—	(36,907)
Change in noncontrolling interest	—	—	(84)	—	—	(84)
Dividends paid	—	—	—	—	(6,972)	(6,972)
Comprehensive income	52	(2,374)	—	(574)	42,107	39,211

Balance-December 31, 2012	$43,944	213,162	50	(10,972)	76,936	323,120

See accompanying notes to consolidated financial statements.

GENERAL PARTS INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2012 and 2011

(Dollars in thousands)

	2012	2011
Cash flows from operating activities:
Net income	$39,638	47,217
Adjustments to reconcile net income to operating activities:
Depreciation and amortization	59,517	60,157
Asset impairment	3,272	4,095
Allowance for doubtful accounts	4,180	3,092
Changes in LIFO	842	21,252
Deferred income tax	(1,149)	11,995
Stock compensation	2,463	2,352
Changes in operating assets and liabilities:
Receivables	3,519	(3,612)
Merchandise inventories	51,462	9,709
Prepaid expenses and other current assets	(5,908)	2,602
Trade accounts payable	10,668	(64,583)
Other	22,557	(31,954)

Cash flows provided by operating activities	191,061	62,322

Cash flows from investing activities:
Purchases of property, plant and equipment	(18,257)	(26,173)
Business acquisitions	(13,150)	(8,273)

Cash flows used in investing activities	(31,407)	(34,446)

Cash flows from financing activities:
Sale of common stock	9,061	4,602
Redemption of common stock	(39,319)	(45,352)
Redemption of preferred stock	(13,041)	(5,832)
Payment of shareholder notes receivable	15,674	9,583
Proceeds from real estate financing	—	7,093
Dividends paid	(6,972)	(1,840)
Payment of debt issuance costs	—	(1,635)
Proceeds from long-term debt	24,014	85,111
Payments on long-term debt	(144,694)	(80,256)
Other	1,066	647

Cash flows used in financing activities	(154,211)	(27,879)
Effect of exchange rate changes on cash	(3,016)	(1,529)

Increase (decrease) in cash	2,427	(1,532)
Balance of cash beginning of year	14,348	15,880

Balance of cash end of year	$16,775	14,348

Supplemental information: (see noncash item at note 9)
Cash paid during the year for:
Income taxes	$8,986	26,368
Interest	90,422	75,211

See accompanying notes to consolidated financial statements.

GENERAL PARTS INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(1)	Summary of Significant Accounting Policies

General Parts International, Inc., (the “Company”) operates as a holding company for General Parts, Inc., WORLDPAC, Inc., and London Leasing, LLC. The Company’s subsidiaries distribute auto parts, paint and body supplies, cleaning supplies, and equipment through CARQUEST Distribution Centers and CARQUEST Auto Parts stores and import auto parts through WORLDPAC branch locations.

The significant accounting policies of the Company are summarized below.

(a)	Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and other controlled entities. All significant intercompany accounts and transactions are eliminated in consolidation.

(b)	Cash

Cash includes cash on hand at December 31, 2012 and 2011, respectively.

(c)	Revenue Recognition

The Company recognizes revenue when products are sold or shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales are recorded net of discounts and estimated allowances. The Company estimates returns based on current sales levels and the Company’s historical returns experience. The sales returns reserve was not material at December 31, 2012 and 2011.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of income.

(d)	Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Items subject to such estimates and assumptions include the useful lives of fixed assets, allowances for doubtful accounts and sales returns, valuation of deferred tax assets, valuation of inventory, valuation of goodwill and intangibles, and accrual for self insurance liabilities.

(e)	Trade Accounts Receivable and the Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoice amount and do not bear interest. The Company evaluates the collectibility of trade accounts receivable based on a combination of factors. Initially, the Company estimates an allowance for doubtful accounts as a percentage of aging categories. This estimate is adjusted as the Company becomes aware of various factors that impact individual customers’ ability to pay.

The allowance for doubtful accounts changed during 2012 and 2011 as follows:

	2012	2011
Beginning balance	$4,918	7,983
Additions charged to expense	4,180	3,092
Write-offs	(3,852)	(6,157)

Balance as of December 31	$5,246	4,918

(f)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company’s customer base.

(g)	Inventories

Inventories are stated at the lower of cost or market using various cost flow assumption methods. Inventories at all U.S. CARQUEST Distribution Centers, stores, and WORLDPAC U.S. locations are valued using the last-in, first-out (LIFO) method. All CARQUEST CANADA LTD locations are valued using the first-in, first-out (FIFO) method, and all WORLDPAC Canada locations are valued using the weighted average method.

The Company identifies slow moving or obsolete inventories and estimates appropriate provisions related thereto. Additionally, the Company has been able to negotiate contracts with various vendors to return certain obsolete or damaged inventory, partially mitigating the risk of loss on these items.

(h)	Vendor Allowances

The Company receives various payments and allowances from its vendors based on the volume of purchases or for services that the Company provides to the vendors. Amounts received from vendors include rebates, allowances and promotional funds. The Company recognizes vendor funds received based on purchasing volume as a reduction of merchandise inventories. As the inventories are sold, the vendor funds are recognized as a reduction to cost of sales.

(i)	Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated on a straight–line basis over their estimated useful lives, which range from three to 40 years.

(j)	Long-Lived Assets

Long-lived assets including property, plant and equipment and intangible assets are periodically reviewed for impairment based on an assessment of future operations. The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value.

(k)	Goodwill and Intangible Assets

Goodwill and acquisition-related intangible assets primarily represent the excess of the purchase price over the fair value of the net tangible assets acquired in connection with the 2004 acquisition of WORLDPAC as well as other smaller acquisitions. Identifiable intangible assets primarily include customer lists, supplier relationships, electronic cataloging, and distribution networks. The Company’s intangible assets and accumulated amortization at December 31 consist of the following:

	Estimated useful life	2012	2011
Customer relationships	25 years	$104,646	101,917
Noncompete agreements	5 years	2,032	856

		106,678	102,773
Accumulated amortization		(33,159)	(28,711)

		$73,519	74,062

In 2011, the Company sold certain assets of a subsidiary, including intangible assets of approximately $1.0 million.

Amortization of identifiable intangible assets is provided on a straight-line basis with a weighted average remaining life of 16.0 years. The Company recorded amortization expense of $5.7 million and $5.9 million, during the years 2012 and 2011, respectively. The estimated amortization expense for the years ended December 31, 2013 to 2017 and thereafter is $5.4 million, $5.1 million, $4.9 million, $4.8 million, $4.7 million, and $48.6 million thereafter, respectively.

If the fair value of goodwill is less than the related carrying value, the Company records an impairment in the amount of goodwill through a charge to earnings. The Company performs its goodwill impairment test on December 31 each year, or more often if circumstances indicate the carrying value may exceed the fair value. No goodwill impairment has been recorded for the years ended December 31, 2012 or 2011.

(l)	Derivative Instruments and Hedging Activities

The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive loss, to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings. Borrowings under the Company’s line of credit facilities bear interest at variable rates. The Company’s interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to manage its overall borrowing costs. To achieve these objectives, from time to time the Company enters into interest rate hedge contracts, such as interest rate swap agreements, in order to mitigate its interest rate risk with respect to various debt instruments. The Company does not hold or issue these derivative contracts for trading or speculative purposes. The counterparties to these contracts are high credit quality commercial banks.

A portion of the Company’s U.S. bank facility is available in Canadian dollars. The Company has CAD $40 million of borrowings outstanding at December 31, 2012 that creates a “natural hedge” to help mitigate its foreign currency exposure. The Company also enters into net investment hedge arrangements from time to time to further mitigate the foreign currency risk of its Canadian operations.

(m)	Accrued Expenses and Payables

The Company’s accrued expenses and payables at December 31 consist of the following:

(Dollars in thousands)	2012	2011
Operating expenses	$62,411	53,923
Payroll and related benefits	26,420	33,716
Interest	13,370	11,825
Property taxes	7,147	6,870
Sales taxes	2,746	2,774

	$112,094	109,108

(n)	Self–Insurance

The Company has large deductibles for certain insurable risks, primarily workers’ compensation, general liability, automobile liability, and property losses, as well as employee medical benefits. Insurance coverage is obtained for catastrophic property and casualty exposures, as well as risks that require insurance by law or contract. Liabilities are determined by management using information such as independent actuarial estimates, and include both a liability for claims incurred and an estimate of incurred but not reported claims. When applicable, anticipated recoveries are recorded in the consolidated statements of comprehensive income in the same lines in which the losses are recorded, and are based on management’s best estimate of amounts due from insurance providers.

The Company’s accruals for self-insurance liabilities reflect certain actuarial assumptions and management judgments regarding claim reporting and settlement patterns, judicial decisions, legislation, and economic conditions. Unanticipated changes in these factors may materially affect the consolidated financial statements.

(o)	Income Taxes

Income taxes are accounted for using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense.

(p)	Shipping and Handling Costs

The Company does not generally charge customers separately for shipping and handling. Substantially all the cost the Company incurs to ship products to its stores is included in the cost of sales.

(q)	Advertising Costs

Advertising costs are expensed as incurred and totaled $14.7 million and $19.7 million for the years ended December 31, 2012 and 2011, respectively.

(r)	Stock Compensation Plans

The Company’s share-based awards consist of restricted stock that vests over a five-year period. The Company recognizes compensation cost based on the grant date fair value of the awards and records this cost on a straight-line basis over the vesting period.

(s)	Foreign Currency Translation

The assets and liabilities of the Company’s Canadian operations are translated into U.S. dollars at current exchange rates, and revenues and expenses are translated at average exchange rates for the year. Resulting translation adjustments are reflected as a separate component of the consolidated statements of comprehensive income.

(t)	Foreign Operations

The Company operates four subsidiaries, CARQUEST Canada, WORLDPAC Canada, WORLDPAC Puerto Rico LLC, and London Leasing Canada, outside of the U.S. The carrying values of the net assets of these subsidiaries as of December 31, 2012 and 2011 were $131.3 million and $124.7 million, respectively.

(u)	Fair Value

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is Merchandise Inventories

(2)	Merchandise Inventories

Inventories consist of merchandise held for resale as of December 31, 2012 and 2011. The following table reflects the results of operations assuming the Company had used the first-in, first-out (FIFO) method and weighted average method of valuation for inventories currently accounted for using LIFO, adjusted for income taxes at statutory rates.

(Dollars in thousands)	2012	2011
As reported:
Operating income	$161,414	153,152
Net income	39,638	47,217
FIFO:
Operating income	$162,255	174,404
Net income	40,143	59,968

At December 31, 2012 and 2011, LIFO inventories have a tax basis that is approximately $15.9 million and $9.7 million, respectively, less than that for financial reporting purposes resulting from the valuation of acquired inventories in accordance with purchase accounting provisions, the different accounting for the trade discounts, and application of the uniform capitalization rules to all LIFO inventories.

(3)	Property, Plant and Equipment

Property, plant and equipment at December 31 consist of the following:

(Dollars in thousands)	2012	2011
Land and buildings	$21,074	245,101
Warehouse fixtures and equipment	146,895	140,921
Store fixtures and equipment	58,790	70,532
Vehicles	34,501	37,223
Machine shop equipment	19,441	21,854
Data processing equipment and software	193,878	183,267
Other furniture and equipment	103,239	112,553

	577,818	811,451
Less – accumulated depreciation	(347,275)	(378,598)

Total property, plant and equipment, net	$230,543	432,853

Depreciation expense was $53.8 million and $54.3 million for the years ended 2012 and 2011, respectively. In 2012, and 2011, the Company had impairment losses of $3.3 million and $4.1 million, respectively, included in termination and impairment expense on the consolidated statements of comprehensive income. The impaired assets had no value at December 31, 2012 and 2011.

(4)	Bank Facility

On March 15, 2012, the Company completed the first amendment to its credit agreement and also completed an omnibus amendment agreement for its senior notes. The maturity dates and amounts financed were not affected by these amendments. The amendments modified the financial covenants, placed restrictions on future payments of dividends and limits the funds available for capital acquisitions.

The Company has a bank line of credit in the amount of $365 million that expires in December 2015 and is included in long-term debt in the accompanying consolidated balance sheets. The associated interest rates range from LIBOR plus 200 basis points to LIBOR plus 325 basis points or the lending bank’s base rate (as defined in the agreement) at the option of the Company. As of December 31, 2012, $185.1 million was outstanding on the line, $23.5 million was outstanding on letters of credit, and $156.4 million was available for borrowing.

Also included in the bank facility is an unsecured term loan payable to bank facility lenders. Original balance $150.0 million; interest payable quarterly, principal payments totaling $1.9 million began March 31, 2011 and are due quarterly thereafter. The final payment of $114.4 million is due December 16, 2015.

The bank facility contains certain restrictive covenants including asset coverage, fixed charge coverage and limitation on leverage. The Company was in compliance with its covenants at December 31, 2012 and December 31, 2011.

(5)	Long-Term Debt, Financing, and Capital Leases

The components of long-term debt at December 31 are as follows:

(Dollars in thousands)	2012	2011
LIBOR (0.21% at December 31, 2012) based bank line-of-credit borrowings maturing December 16, 2015 (see note 4).	$185,136	246,731
LIBOR (0.21% at December 31, 2012) based term loan payable to bank facility lenders. Original balance $150,000; interest payable quarterly, principal payments of $1,875 began March 31, 2011 and are due quarterly thereafter. The final payment of $114,375 is due December 16, 2015 (note 4).	135,000	142,500
8.48% unsecured notes payable to institutional investors. Original balance $200,000; interest payable semi-annually, principal payments totaling $20,000 began May 1, 2012 and are due semi-annually thereafter. The final payment is due November 1, 2016. The agreement contains certain restrictive covenants with respect to working capital, annual rent payments on long-term leases, additional debt and payments of dividends.	160,000	200,000
9.09% unsecured notes payable to institutional investors. Original balance $150,000; interest payable semiannually; principal payments totaling $22,500 are due July 31, 2013 and principal payments of $37,500 are due annually July 31, 2014 to 2016, inclusive, with a final payment of $15,000 on July 31, 2017. The agreement contains certain restrictive covenants with respect to working capital, annual rent payments on long-term leases, additional debt, and payments of dividends.	150,000	150,000
9.57% unsecured notes payable to institutional investors. Original balance $100,000; interest payable semi-annually; principal payments totaling $2,500 are due annually on July 1, 2008 through 2016 and principal payments of $19,375 are due annually July, 2017 through 2020. The agreement contains certain restrictive covenants with respect to working capital, annual rent payments on long-term leases, additional debt and payments of dividends.	87,500	90,000

(Dollars in thousands)	2012	2011
9.70% unsecured notes payable to institutional investors. Original balance $100,000; interest payable semi-annually; principal payments totaling $9,090 began in September of 2000 and continued annually through 2012. The agreement contained certain restrictive covenants with respect to working capital, annual rent payments on long-term leases, additional debt and payments of dividends.	—	9,090
8.77% unsecured note payable to institutional investors. Original balance $25,000; interest payable semi-annually; annual principal payments of $3,571 began in July, 2007 and continue through July, 2013. The agreement contains certain restrictive covenants with respect to working capital, annual rent payments on long-term leases, additional debt and payments of dividends.	3,571	7,143
8.08% unsecured note payable to institutional investors. Original balance $25,000; interest payable semi-annually; annual principal payments of $3,571 began in July, 2007 and continue through July, 2013. The agreement contains certain restrictive covenants with respect to working capital, annual rent payments on long-term leases, additional debt and payments of dividends.	3,571	7,143
7.50% – 8.50% notes payable, due in monthly installments through July, 2012.	—	179
6.00% – 9.00% unsecured notes payable to former shareholders for redemption of stock, payable at various dates through October, 2020.	55,635	41,870

Total long-term debt	780,413	894,656
Less current maturities	(90,181)	(74,222)

Long-term debt, less current maturities	$690,232	820,434

The components of financing and capital leases at December 31 are as follows (See note 9):

(Dollars in thousands)	2012	2011
6.81% financing lease secured by certain real estate. Payments are due in monthly installments over the various lease terms ranging from 5 to 20 years with payments commencing in 2011.	$—	270,052
6.80% financing lease secured by deed of trust of certain real estate, due in monthly installments through December, 2030.	—	11,334
8.26% capital lease secured by deed of trust of certain real estate, due in monthly installments through May, 2013.	—	394

Total financing and capital leases	—	281,780
Less current maturities	—	(3,856)

Financing and capital leases, less current maturities	$—	277,924

Future maturities of long-term debt at December 31, 2012 are presented below:

(Dollars in thousands)	Bank	Other	Total
2013	$7,500	82,681	90,181
2014	7,500	89,905	97,405
2015	305,136	89,352	394,488
2016	—	88,968	88,968
2017	—	42,363	42,363
Thereafter	—	67,008	67,008

	$320,136	460,277	780,413

The fair value of the Company’s long-term debt is estimated using a discounted cash flow analysis, based on the Company’s estimated current incremental borrowing rate for similar types of borrowing arrangements. The total fair value at December 31, 2012 was $796.0 million, as compared to the Company’s carrying value of $780.4 million.

(6)	Preferred Stock and Stockholders’ Equity

The classes of stock and their attributes are as follows:

	Authorized	Shares issued and outstanding at December 31
	shares	2012	2011
Preferred stock:
Class B	600,000	17,715	33,717
Common stock:
Class A	40,000,000	9,284,298	10,254,859
Class B	5,000,000	1,306,509	1,590,390
Class C	35,000,000	10,492,808	10,503,307
Class D	4,500,000	1,382,624	1,467,133
Class E	2,000,000	1,186,536	1,296,871
Class F	2,000,000	883,099	963,040
Class G	1,000,000	509,364	491,536
Class H	1,000,000	535,062	626,313
Class I	1,000,000	411,745	422,116
Class J	1,000,000	373,390	412,628
Class T	5,600,000	719,655	712,139
Class W	1,000,000	920,000	920,000
Class T – CARQUEST CANADA LTD	Unlimited	151,894	167,377
Class X – CARQUEST CANADA LTD	Unlimited	63,077	59,525

Preferred Stock – Class B is a 2% annual dividend, cumulative, convertible preferred stock with a $85 par value. These shares are convertible to Class C common shares on a fifty for one basis and are callable by the Company at any time. Redemptions of Class B preferred stock totaled $13.0 million in 2012, and $5.8 million in 2011.

Common Stock – Class A has two votes per share and a par value of $1 per share.

Common Stock – Class B has one vote per share and a par value of $1 per share.

Common Stock – Class C has thirty votes per share and a par value of $1 per share.

Common Stock – Class D is a nonvoting stock with a par value of $1 per share.

Common Stock – Class E has one vote per share and a par value of $1 per share and is restricted as to who may own it and the terms of redemption.

Common Stock – Class F has two votes per share and a par value of $1 per share and is restricted as to who may own it and the terms of redemption.

Common Stock – Class G is a nonvoting stock with a par value of $1 per share and is restricted as to who may own it and the terms of redemption.

Common Stock – Class H has 1.1 votes per share and a par value of $1 per share and is restricted as to who may own it and the terms of redemption.

Common Stock – Class I has 1.2 votes per share and a par value of $1 per share and is restricted as to who may own it and the terms of redemption.

Common Stock – Class J has 1.3 votes per share and a par value of $1 per share and is restricted as to who may own it and the terms of redemption.

Common Stock – Class T is a tracking stock with no par value. The various series track the performance of individual store locations as well as General Parts International, Inc.

Common Stock – Class W is a tracking stock with a $10 par value. The stock tracks the performance of the Company’s subsidiary, WORLDPAC, Inc. The Company may call these shares if holders are no longer CARQUEST Corporation members.

Common Stock – CARQUEST CANADA LTD Class T is a tracking stock with no par value. The various series track the performance of individual Canada store locations.

Common Stock – CARQUEST CANADA LTD Class X is a tracking stock with no par value that tracks the performance of General Parts International, Inc.

Total cash flows and net profits of the consolidated companies are available to help fund future growth and to service debt. All equity holders are active in one of the consolidated companies and their stock is subject to a shareholder’s agreement. Stock redemptions are funded through notes, which are paid on a 32 quarterly payment schedule. Outstanding notes for stock redemptions totaled $55.6 million and $41.9 million at December 31, 2012 and 2011, respectively and are reflected as a component of long-term debt in the accompanying consolidated financial statements (see note 5).

Subsequent to December 31, 2012, but prior to the date of issuance of the consolidated financial statements, there were 300,000 stock options with a strike price of $17.60 granted. Stock options carry a stipulated vesting period. The fair value of each option award is estimated at the date of the grant using the Black-Scholes-Merton option – pricing model. Since the Company’s shares are not publicly traded, expected volatility is computed based on the historical volatility of the Company’s share price over a period commensurate with the vesting period. The risk-free rate of return for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

During 2000, the Company implemented the 1999 Restricted Stock Plan (the Plan) whereby up to 4,000,000 shares of any class of common stock, except Class C, can be issued to its directors, officers and employees. The restrictions on these shares lapse over a period of up to five years from the date of grant. The restricted shares are granted each year at the then current value of the Company’s common stock. For the years ended December 31, 2012 and 2011, the Company awarded 215,889 shares and 312,849 shares, respectively, of restricted common stock. The fair value per share of restricted stock issued was $17.60 and $16.30, for the years ended December 31, 2012 and 2011, respectively. Compensation expense under the Plan is charged to earnings over the restriction period and amounted to approximately $2.5 million and $2.4 million for the years ended December 31, 2012 and 2011, respectively.

The following table summarizes restricted stock outstanding at December 31, 2012 and 2011, and changes during the years then ended:

	Shares reserved for future issuance	Number of shares outstanding	Weighted average share price
Balance at December 31, 2010	3,055,206	944,794	$12.75
Granted	(312,849)	312,849	14.68
Vested	241,519	(241,519)	10.53
Canceled	46,787	(46,787)	13.50

Balance at December 31, 2011	3,030,663	969,337	13.86
Granted	(215,889)	215,889	16.30
Vested	178,545	(178,545)	11.51
Canceled	128,916	(128,916)	14.83

Balance at December 31, 2012	3,122,235	877,765	14.90

As of December 31, 2012, the total amount of unrecognized compensation cost related to nonvested restricted stock awards, to be recognized as expense subsequent to December 31, 2012, was approximately $5.5 million, and the related weighted average period over which it is expected to be recognized is approximately 2.2 years. The intrinsic value of the unvested restricted stock awards at December 31, 2012 totaled $15.4 million. The intrinsic value of the restricted stock awards vested during the years ended December 31, 2012 and 2011 totaled $2.9 million and $3.5 million, respectively.

(7)	Insurance

The Company’s primary commercial general liability, workers’ compensation, property and auto liability insurance coverages are issued under arrangements with insurance carriers pursuant to which the Company effectively self-insures a large portion of the primary coverages. Above the self-insured levels, the Company maintains commercial property and liability umbrella and excess workers’ compensation liability stop-loss coverage. Excess insurance applies above retentions of $0.5 million per occurrence for general liability and workers’ compensation, $0.5 million per occurrence with a $0.8 million corridor for automobile liability and $0.3 million for property losses. The reserve for self-insurance related to workers’ compensation, general liability, and auto liability was $32.2 million and $31.2 million as of December 31, 2012 and 2011, respectively, and is included in accrued self-insurance liabilities of the accompanying consolidated balance sheets.

The Company also self-insures its employee medical benefits program. A liability for health care claims, including claims incurred but not recorded, is developed by analyzing historical claims data provided by the Company’s claims administrators. The Company’s liability is limited by commercial stop-loss coverage. While the Company believes that the assumptions used to calculate these liabilities are appropriate, significant differences from historical trends may materially impact financial results. The reserve for self-insurance related to the Company’s medical benefits program was $4.0 million and $4.9 million as of December 31, 2012 and 2011, respectively, and is included in accrued self-insurance liabilities in the current liabilities section of the accompanying consolidated balance sheets.

(8)	Income Taxes

Income tax expense for the years ended December 31 is comprised of the following:

(Dollars in thousands)	2012	2011
Current:
Federal	$21,716	13,153
Foreign	917	2,905
State	4,309	1,973

Total current	26,942	18,031

Deferred:
Federal	(2,812)	10,366
Foreign	2,626	1,253
State	(963)	376

Total deferred	(1,149)	11,995

Total	$25,793	30,026

Differences between reported tax expense and tax expense computed by applying the statutory federal income tax rate to income before income taxes at December 31 are as follows:

	2012		2011
(Dollars in thousands)	Dollar	Percentage	Dollar	Percentage
Computed tax expense	$22,901	35.0%	$27,035	35.0%
State taxes, net of federal benefit	2,176	3.3	1,527	2.0
Other	716	1.1	1,464	1.9

Reported tax expense	$25,793	39.4%	$30,026	38.9%

The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2012 and 2011 are as follows:

(Dollars in thousands)	2012	2011
Differences in costs capitalized and cost recovery methods for property, plant and equipment	$49,215	62,701
Costing methods for inventories	23,175	20,581
Intangible assets	26,354	26,146

Total deferred income tax liabilities	98,744	109,428

Deferred compensation	(6,424)	(8,993)
Allowance for doubtful accounts	(3,071)	(3,189)
General insurance	(12,510)	(6,947)
Capital lease deferred gain / facilitator fee	(13,895)	(17,442)
State tax NOL	(3,026)	(3,026)
Other	(5,609)	(14,473)

Total deferred income tax assets	(44,535)	(54,070)

Total net deferred tax liability	$54,209	55,358

In the calculation of the deferred tax assets for prior years, the Company established a valuation allowance due to uncertainties relating to the future realization of state Net Operating Losses generated on tax filings for certain separate legal entities of approximately $1.0 million. During 2011, it was determined that it is more likely than not that there will be sufficient income of the appropriate character to utilize these assets within the carryforward period under the tax law. The valuation allowance was removed from the calculation of the deferred tax assets for 2011.

The Company accrued tax and interest of $0.8 million and $0.8 million related to uncertain tax benefits as of December 31, 2012 and 2011, respectively. The Company does not expect its uncertain tax benefits to change significantly over the next twelve months.

The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations and varying consolidated, unitary, combined and separate company filing method requirements. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense.

Foreign subsidiaries are taxed according to regulations existing in the countries in which they do business. Income before taxes from foreign operations for the year ended December 31, 2012 and 2011 were $12.0 million and $15.6 million, respectively. Provisions have not been made for United States income taxes on undistributed earnings from foreign subsidiaries that are considered to be permanently invested outside the United States.

The 2008 through 2012 tax years remain open for examination by the federal taxing authorities. The 2008 through 2012 tax years generally remain subject to examination by most state tax authorities. In Canada, the 2008 through 2012 tax years generally remain subject to examination by federal and provincial tax authorities.

(9)	Leases

The Company amended its financing leases as of December 31, 2012. The amended leases met the criteria of a sale-leaseback and are classified as operating leases. The Company applied the amendment of the leases to the 2012 consolidated financial statements prospectively. As a result, the Company removed the financing lease assets, accumulated depreciation and related debt components from the consolidated balance sheet as of December 31, 2012. The net impact of the transaction was $110.6 million, which the Company classified as a deferred gain on sale of assets in the accompanying consolidated balance sheets. The Company will recognize the deferred gain over the term of the amended leases.

Each property leased by the Company is evaluated to determine whether the lease will be accounted for as an operating, financing or capital lease. The term of the lease used for this evaluation includes renewal option periods only in instances in which the exercise of the renewal option can be reasonably assured and failure to exercise such option would result in a significant economic penalty. Typical lease terms are five years in length with two five year renewal options. Option period rentals are fixed at lease inception. The average remaining life of the lease commitments is 52 months. Total rental expense for these facilities was $79.7 million and $79.2 million for the years 2012 and 2011, respectively.

The Company also leases distribution center delivery trucks, store delivery vehicles, automobiles, and computer equipment. Distribution center delivery truck leases are full service leases and require additional rentals based on mileage. Total rental expense for these trucks, automobiles, and equipment was $27.2 million and $27.1 million in 2012 and 2011, respectively.

The Company generally pays all property taxes, maintenance and insurance under these leases. Future minimum noncancelable lease payments to unrelated parties are as follows at December 31, 2012 (dollars in thousands):

2013	$124,236
2014	108,463
2015	89,487
2016	69,766
2017	49,763
Thereafter	408,886

$850,601

(10)	Retirement Plans

Eligible U.S. employees of the Company are covered by the General Parts International, Inc. Employee Stock Ownership Plan and Trust (ESOP). The ESOP provides for annual discretionary contributions by the Company. General Parts International, Inc. contributes an amount as determined by the Company’s Board of Directors each year. In some years, there may not be a contribution. The ESOP is designed to invest primarily in qualifying employer securities. Employer contributions for a given year are recognized by the ESOP in the year in which related employee services are performed, and are allocated based on the employee’s allocable share of total compensation, subject to various limitations imposed by the Internal Revenue Code.

In the event of disability or death, a participant’s account is paid through a lump-sum distribution or installment payments based on the provisions of the ESOP. Upon termination for any other reason, participants may file a request for payment of their vested amount, and a participant’s vested account is paid through a lump-sum distribution or installment payments based on the provisions of the ESOP. Participants may also elect to have the vested amount held in trust and paid to them at their normal retirement age, but in such a case the participant’s account balance will be moved to the General Parts International, Inc. 401(k) Plan (the “GPI 401(k) Plan”), in a lump sum or in installments based on the provisions of the ESOP, and will be thereafter held in the participant’s account under the GPI 401(k) plan.

Participants receive dividends declared on Company stock. Dividends on ESOP shares are recorded in the retained earnings balance included in the consolidated statements of stockholders’ equity.

Substantially all U.S. employees of the Company are covered by the GPI 401(k) Plan. The GPI 401(k) Plan provides a way for eligible employees to save for retirement by electing to have a portion of their compensation contributed to their account on a pre-tax basis and a way that permits the Company to make a discretionary fixed matching contribution and a discretionary profit sharing matching contribution for eligible employees. The Company’s Canadian employees are eligible to participate in the General Parts International, Inc. Registered Retirement Savings Plan.

Participants are always fully vested in their elective contributions to the GPI 401(k) Plan. Participants become fully vested in their share of the Company discretionary fixed matching contribution and the Company discretionary profit sharing matching contribution to the GPI 401(k) Plan after three years of service. In the event of normal retirement (age 65), disability or death, participants become fully vested.

For the years ended December 31, 2012 and 2011, the Company matched $2.6 million and $2.8 million, respectively, in contributions to the GPI 401(k) Plan and matched $0.3 million and $0.2 million, respectively, in contributions to the Registered Retirement Savings Plan for the Employees of General Parts International, Inc.

(11)	Contingent Liabilities and Commitments

The Company is a guarantor of loans made by banks to various independent store customers of the Company totaling $37.1 million as of December 31, 2012. Upon entering into a relationship with certain stores, the Company takes steps to guarantee the debt of that store to aid in the procurement of loans. These loans are collateralized by security agreements on merchandise inventory and other assets of the borrowers. The approximate value of the assets collateralized in these agreements is $78.7 million as of December 31, 2012.

The Company had outstanding letters of credit of $44.9 million as of December 31, 2012 relating to amounts pledged to various insurance companies for the Company’s insurance policies.

Various claims and lawsuits arising from the normal course of business are being pursued by and are pending against the Company. In the opinion of management, the ultimate resolution of these items will not have a material adverse effect on the operations and financial position of the Company.

(12)	Derivative Instruments

In 2011, the Company entered into three interest rate swap agreements with a $336.9 million notional amount with a high credit quality commercial bank. Agreements have termination dates of September 15, 2013, September 15, 2015, and September 30, 2015, respectively. The interest rate swaps are considered highly effective and limit the Company’s interest rate exposure related to its variable rate line of credit.

In 2011, the Company entered into a net investment hedge agreement with a CAD $50.0 million notional amount with a high credit quality commercial bank. The agreement is effective for one fiscal quarter and the Company has the ability to continuously renew the agreement. The net investment hedge limits the Company’s foreign currency exchange rate exposure to its Canadian operations.

The fair values of derivative instruments held as of December 31, 2012 and 2011, are as follows (dollars in thousands):

		Liabilitiy derivatives fair value
	B/S location	2012	2011
Derivatives designated as hedging instruments:
Interest rate swap contracts	Accrued expenses	$331	—
Interest rate swap contracts – long-term	Other L.T. liabilities	9,067	9,015

Total derivatives designated as hedging instruments		$9,398	9,015

The effect of derivative instruments on the consolidated statements of comprehensive income for the years ended December 31, 2012 and 2011 were as follows (dollars in thousands):

Derivatives in cash flow hedging relationships	Amount of gain (loss) recognized in OCI on derivative (effective portion)	Location of gain (loss) reclassified from AOCI into income (effective portion)	Amount of gain (loss) reclassified from AOCI into income (effective portion)
December 31, 2012:
Interest rate contracts	$(383)	Interest expense	—
December 31, 2011:
Interest rate contracts	(9,015)	Interest expense	—

(13)	Acquisitions

The Company acquired an additional 24 auto parts stores from various owners in 2012. The total purchase price of $13.2 million for all 2012 acquisitions was funded with cash.

The Company acquired an additional 10 auto parts stores from various owners in 2011. The total purchase price of $8.3 million for all 2011 acquisitions was funded with cash.

The purchase price for these acquisitions has been allocated based on estimated fair values of assets acquired and liabilities assumed.

The Company’s purchase price allocation is as follows:

(Dollars in thousands)	2012	2011
Accounts receivable	$1,352	2,211
Inventories	6,846	5,023
Property and equipment	519	657
Goodwill	1,051	301
Customer relationships and other intangible assets	3,382	81

Total purchase price	$13,150	8,273

(14)	Segments

We operate in two business segments: CARQUEST and WORLDPAC. We define business segments as components of an organization for which discrete financial information is available and operating results are evaluated on a regular basis by the chief operating decision maker in order to assess performance and allocate resources.

CARQUEST operates 32 distribution centers supplying both company-owned and independently owned stores. CARQUEST distribution centers and retail stores are located throughout the United States and Canada.

WORLDPAC is a leading importer and distributor or original equipment quality automotive products. WORLDPAC imports products from the original equipment manufacturers located in countries throughout the world.

The following tables summarize information about the Company’s reportable business segments as of and for the years ended December 31, 2012 and 2011:

(Dollars in thousands)	CARQUEST	WORLDPAC
2012:
Revenue	$1,954,321	937,546
Income from operations	90,071	71,343
Depreciation	48,977	10,540
Purchases of property, plant and equipment	9,418	8,839
Total assets	1,373,868	636,005
2011:
Revenue	$2,136,380	846,286
Income from operations	89,674	63,478
Depreciation	50,264	9,893
Purchases of property, plant and equipment	15,731	10,442
Total assets	1,644,464	628,752

25	(Continued)

(15)	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through November 25, 2013, the date of issuance of the Company’s consolidated financial statements as of and for the years ended December 31, 2012 and 2011. No events or transactions have occurred or are pending that would have a material effect on the consolidated financial statements at that date or for the periods then ended, or that are of such significance in relation to the Company’s affairs to require mention in a note to the consolidated financial statements in order to make them not misleading regarding the consolidated statements of financial position, results of operations or cash flows of the Company except for, on October 15, 2013, the Company entered into a definitive agreement with Advance Auto Parts, Inc. (“AAP”) whereby the Company agreed to be acquired by AAP in an all cash transaction with an enterprise value of $2.04 billion. The transaction is expected to close by late 2013 or early 2014.

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